Exhibit 21.1
Subsidiaries of Fluidigm Corporation (Delaware):
Fluidigm Japan K.K (Japan)
Fluidigm Europe, BV (Netherlands)
Fluidigm Singapore Pte. Ltd. (Singapore)
Subsidiaries of Fluidigm Europe, BV (Netherlands):
Fluidigm France SARL (France)
Fluidigm UK Limited (UK)